Exhibit 19.1

RINGCENTRAL, INC.

___________________
INSIDER TRADING POLICY
and
Guidelines with Respect to
Certain Transactions in Securities

___________________

As Amended on February 19, 2025

INTRODUCTION
RingCentral, Inc. (together with its subsidiaries and affiliates, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (the “Policy”).
Legal prohibitions on insider trading
The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.
Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometimes referred to as “tipping”) is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.
These illegal activities are commonly referred to as “insider trading”. State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.
In addition, a company, as well as individual directors, officers and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
Detection and prosecution of insider trading
The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority and the New York Stock Exchange use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.
Penalties for violation of insider trading laws and this Policy
Civil and criminal penalties. Potential penalties for insider trading violations under U.S. federal securities laws can include:
•damages in a private lawsuit;
•disgorging any profits made or losses avoided;
•imprisonment;
•criminal fines;
•civil fines;
•bars against serving as an officer or director of a public company; and
•an injunction against future violations.

Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.
Controlling person liability. The penalty for “controlling person” liability can be civil fines as well as potential criminal fines and imprisonment.
Company disciplinary actions. If the Company has a reasonable basis to conclude that you have failed to comply with this Policy, you may be subject to disciplinary action by the Company, up to and including dismissal for cause, regardless of whether or not your failure to comply with this Policy results in a violation of law. It is not necessary for the Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. The Company may also notify and cooperate with the SEC, any other regulators, and securities exchanges about such suspected violations. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.
Compliance Officer
Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the General Counsel of the Company or his designee (each, a “Compliance Officer”). The Compliance Officer is generally responsible for the administration of this Policy. The Compliance Officer may select others to assist with the execution of his or her duties.
Reporting violations

    If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it in accordance with the Company’s Whistleblower Policy.
Protected activity not prohibited
Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.
Personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

PERSONS AND TRANSACTIONS COVERED BY THIS POLICY
Persons covered by this Policy
This Policy applies to all directors, officers, employees, consultants, contractors and advisors of the Company. References in this Policy to “you” (as well as general references to directors, officers, employees, consultants, contractors and advisors of the Company) should also be understood to include members of your immediate family (which means, for purposes of this Policy, persons with whom you share a household as well as persons that are your economic dependents) and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.
Types of transactions covered by this Policy
Except as discussed in the section entitled “Limited Exceptions,” this Policy applies to all transactions involving the securities of the Company. This Policy therefore applies to purchases, sales, loans and other transfers of common stock, options, restricted stock units, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions (including purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), short sales and certain decisions with respect to participation in benefit plans. This Policy applies to any disposition in the form of a gift of any securities of the Company. This Policy also applies to any distribution to holders of interests in an entity if the entity is subject to this Policy. This Policy also applies to any offers with respect to the transactions discussed above. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.
In addition, if you learn of material nonpublic information through your service with the Company that could be expected to affect the trading price of the securities of another company, you cannot (x) use that information to trade, directly or indirectly through others, or (y) provide that information to another person in order to trade, in the securities of that other company. Any such action will be deemed a violation of this Policy.
Responsibilities regarding the nonpublic information of other companies
This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.
Applicability of this Policy after your departure
You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

No exceptions based on personal circumstances
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

MATERIAL NONPUBLIC INFORMATION
“Material” information
Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information with respect to:
•Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;
•Restatements of financial results, or material impairments, write-offs or restructurings;
•Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•Business plans or budgets;
•Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, strategic partners, global service providers, suppliers, or other business partners;
•Significant product introductions, modifications, defects, outages or recalls or significant pricing changes or other product announcements of a significant nature;
•Significant developments in research and development or relating to intellectual property;
•Significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation;
•Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•Significant corporate events, such as a pending or proposed merger or acquisition, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company;
•Significant data security or privacy incidents, such as the compromise, destruction, or loss of the Company’s or customers’ data, which may result in litigation, regulatory scrutiny, or actual or threatened legal action;
•Major personnel changes, such as changes in senior management or lay-offs; and
•The existence of a special blackout period.

If you have any questions as to whether information should be considered “material,” you should consult with the Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.
“Nonpublic” information
Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Even if information is widely known throughout the Company, it may still be nonpublic. As a general rule, information should be considered nonpublic until at least one full trading day has elapsed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Compliance Officer.
The term “trading day” means a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION
Confidentiality of nonpublic information
The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.
You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with the Legal Department.
All directors, officers, employees and agents of the Company are required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.
No trading on material nonpublic information
Except as discussed in the section entitled “Limited Exceptions,” you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.
Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company. In addition, if you learn of material nonpublic information through your service with the Company that could be expected to affect the trading price of the securities of another company, you cannot use that information to trade, directly or indirectly through others, or provide that information to another person in order to trade, in the securities of that other company.
No disclosing material nonpublic information for the benefit of others
You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.
Obligation to disclose material nonpublic information to the Company
You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions,” unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the Compliance Officer. If you are a member of senior management , the information must be disclosed to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the board of directors, before any transaction is permissible.
Responding to outside inquiries for information
In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer or the Company’s Investor Relations Department. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this regulation can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s external communications policy for more details.

TRADING BLACKOUT PERIODS
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers from trading in Company securities at a time when employees are prevented from trading Company securities in the Company’s 401(k) plan.
It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.
Quarterly blackout periods
Except as discussed in the section entitled “Limited Exceptions,” directors, executive officers and other employees, consultants, contractors, and advisors identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods begin at the end of the fifteenth calendar day of the third month of each fiscal quarter (or the last trading day preceding such fifteenth calendar day if the fifteenth calendar day is not a trading day) and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Individuals subject to quarterly blackout periods will be informed by the Compliance Officer that they are listed on the covered persons list maintained by the Compliance Officer (the “Covered Persons List”). From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise the Covered Persons List as appropriate.
Special blackout periods
From time to time, the Company may also prohibit directors, officers, employees, consultants, contractors, and advisors from engaging in transactions involving the Company’s securities when, in the judgment of the Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
The Company will notify those persons subject a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by the Compliance Officer, and should not disclose to others the fact of such suspension of trading.

Regulation BTR blackouts
Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.
The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
No “safe harbors”
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

PRE-CLEARANCE OF TRADES
Except as discussed in the section entitled “Limited Exceptions,” directors and executive officers should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. Individuals subject to pre-clearance requirements are listed on the Covered Persons List. From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise the Covered Persons List as appropriate. In addition, the Company has determined that certain other employees, consultants, contractors, and advisors of the Company that may have regular or special access to material nonpublic information should refrain from engaging in any transaction involving the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer may not engage in a transaction involving the Company’s securities unless the Chief Financial Officer has pre-cleared the transaction.
These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act, the liability and reporting provisions of Section 16 under the Exchange Act and Regulation BTR. Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy.
The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.

ADDITIONAL RESTRICTIONS AND GUIDANCE
This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, to the extent applicable.
Short sales
Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading.
Derivative securities and hedging transactions
You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities, including purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds. Stock options, restricted stock units, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition.
Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws.
Using Company securities as collateral for loans
You may not pledge Company securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.
Holding Company securities in margin accounts
You may not hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.
Placing open orders with brokers
Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 and Reg. BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.

LIMITED EXCEPTIONS
The following are certain limited exceptions to the restrictions imposed by the Company under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. If there is a Regulation BTR blackout (and no quarterly or special blackout period), then the limited exceptions set forth in Regulation BTR will apply. You are responsible for complying with applicable law at all times.
Transactions pursuant to a trading plan that complies with SEC rules
Transactions made pursuant to a valid 10b5-1 trading plan approved by the Company (see 10b5-1 Trading Plans below), are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy.
Receipt and vesting of stock options, restricted stock units and stock appreciation rights
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock units, stock appreciation rights or other equity compensation awards from the Company. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of such awards in accordance with applicable plans and agreements. However, the trading restrictions do apply to any subsequent sales of any securities underlying such awards.
Exercise of stock options for cash
The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans and where there is no other associated market activity. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Purchases from the employee stock purchase plan
The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities.
Certain transactions with respect to equity awards to satisfy tax withholding requirements
The trading restrictions in this Policy do not apply to;
•net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; and
•sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) as you elect, if permitted by the Company, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information; however, this exception does not apply to any other market sale for the purposes of paying required withholding.
However, in each of the above cases, the trading restrictions do apply to any subsequent sales of any such securities.
Certain 401(k) plan transactions
The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The blackout period restrictions and pre-clearance requirements do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the amount of your contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of your contributions that will be allocated to a Company stock fund, (ii) increase or decrease the percentages of your contributions that will be allocated to a Company stock fund, (iii) move balances into or out of a Company stock fund, (iv) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (v) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.
Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Inheritance and changes in form of ownership
The trading restrictions under this Policy do not apply to transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities.
Other exceptions
Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

10B5-1 TRADING PLANS
The Company permits its directors, officers and employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exception to this Policy, any 10b5-1 trading plan adopted by a director, officer or employee must be submitted to the Compliance Officer for approval and comply with any other criteria established by the Company. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan.
COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT
Obligations under Section 16
Section 16 of the Securities Exchange Act of 1934, and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders and certain other persons.
All of the Company’s officers and directors and certain other individuals are required to comply with Section 16 of the Securities Exchange Act of 1934, and the related rules and regulations, because of their positions with the Company.
Notification requirements to facilitate Section 16 reporting
To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with pre-clearance procedures, if applicable) and promptly following execution.
Personal responsibility
The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

ADDITIONAL INFORMATION
Delivery of Policy
This Policy will be delivered to all directors, officers, employees, consultants, contractors, and advisors of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Each director, officer, employee, consultant, contractor, and advisor of the Company is required to acknowledge that he or she understands, and agrees to comply with, this Policy.
Amendments
We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.
* * *
Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.
The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.